Exhibit 99.1
CVR Refining Reports 2013 Fourth Quarter and Full Year Results
And Announces Cash Distribution of 45 Cents

•	Full year 2013 net income of $590.4 million

•	2013 cumulative cash distributions in excess of $543 million or $3.68 per common unit

•	Record quarterly combined crude throughput of 201,774 barrels per day

SUGAR LAND, Texas (Feb. 20, 2014) - CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced net income of $590.4 million on net sales of $8,683.5 million for the full year 2013, compared to net income of $595.3 million on net sales of $8,281.7 million for full year 2012. Adjusted EBITDA for full year 2013 was $712.0 million compared to adjusted EBITDA, a non-GAAP financial measure, of $1,176.2 million for the previous year.

For the fourth quarter 2013, the company reported a net loss of $110.2 million on net sales of $2,360.9 million, compared to net income of $54.6 million on net sales of $1,816.2 million for the fourth quarter of 2012. Impacting 2013 fourth quarter net income was a net loss on derivatives of $115.9 million, which included a gain on current period settled derivatives of $10.3 million, and an unfavorable first-in, first-out (FIFO) accounting impact of $62.0 million. Derivative losses were primarily the result of wider crack spreads at the end of the fourth quarter on open commodity swap positions as of Dec. 31, 2013. The majority of the commodity swap positions will be settled at various times in 2014.

Fourth quarter 2013 adjusted EBITDA was $117.5 million compared to adjusted EBITDA of $196.2 million for the 2012 fourth quarter.

“The highlight of the fourth quarter was the exceptional operational performance at both of our refineries,” said Jack Lipinski, chief executive officer. “The Coffeyville and Wynnewood refineries exceeded our total crude throughput outlook for the fourth quarter with a combined record of 201,774 barrels per day (bpd).

“Additionally, following the payment of our fourth quarter distribution, we will have returned in excess of $543 million, or $3.68 per common unit, in cash distributions for 2013,” Lipinski said. “We will continue to focus on delivering strong financial and operational results as we move forward in 2014.”

Consolidated Operations

Fourth quarter 2013 throughputs of crude oil and all other feedstocks and blendstocks totaled 216,876 bpd. Throughputs of crude oil and all other feedstocks and blendstocks for both refineries totaled 162,603 bpd for the same period in 2012. Fourth quarter 2012 throughputs and direct operating expenses were negatively impacted by a major scheduled turnaround at the Wynnewood refinery.

Refining margin adjusted for FIFO impact per crude oil throughput barrel, a non-GAAP financial measure, was $11.48 in the 2013 fourth quarter, compared to $25.93 during the same period in 2012. Direct operating expenses per barrel sold, exclusive of depreciation and amortization, for the 2013 fourth quarter was $4.27, compared to $11.29 in the fourth quarter of 2012.

Distributions

CVR Refining also announced today a fourth quarter 2013 distribution of 45 cents per common unit. The distribution, as set by the board of CVR Refining GP, LLC, the general partner of CVR Refining, will be paid on March 10, 2014, to unitholders of record on March 3, 2014.

CVR Refining’s fourth quarter cash distribution brings the cumulative cash distributions paid or declared for 2013 to $3.68 per common unit. Adjusted for 18 cents from the pre-IPO period of Jan. 1, 2013, to Jan. 22, 2013, the cumulative cash distributions would have been $3.86 per common unit for full year 2013, which exceeds the company’s most recent distribution outlook of $3.45 to $3.70 per common unit.

2014 First Quarter Operations Outlook

Based upon current crude throughput rates, the company anticipates total crude throughput of 185,000 bpd to 200,000 bpd for the 2014 first quarter. Please refer to the accompanying table for additional 2014 first quarter outlook metrics.

CVR Refining, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance; fluctuations in the prices paid for crude oil and other feedstocks as well as the prices received for finished products; and other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Fourth Quarter 2013 Earnings Conference Call Information

CVR Refining previously announced that it will host its fourth quarter 2013 Earnings Conference Call for analysts and investors on Thursday, Feb. 20, at 12 p.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=97988. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=97988. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13575658.

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Forward Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed quarterly reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Refining undertakes no duty to update its forward-looking statements.

About CVR Refining, LP
Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a rated capacity of 115,000 barrels per calendar day (bpcd) in Coffeyville, Kan., and a medium complexity crude oil refinery with a rated capacity of 70,000 bpcd in Wynnewood, Okla. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 350 miles of pipelines, more than 150 crude oil transports, a network of strategically located crude oil gathering tank farms, and more than six million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Relations:
Jay Finks
CVR Refining, LP
913-982-0481
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
281-207-3550
MediaRelations@CVRRefining.com

CVR Refining, LP

Financial and Operational Data (all information in this release is unaudited other than the Statement of Operations and cash flow data for the year ended December 31, 2012 and the balance sheet data as of December 31, 2012).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except per unit data)
Statement of Operations Data:
Net sales	$2,360.9	$1,816.2	$8,683.5	$8,281.7
Cost of product sold	2,209.7	1,476.5	7,526.7	6,667.5
Direct operating expenses	87.2	173.4	361.7	426.5
Selling, general and administrative expenses	20.0	18.6	77.8	86.2
Depreciation and amortization	29.1	27.3	114.3	107.6
Operating income	14.9	120.4	603.0	993.9
Interest expense and other financing costs	(9.3)	(20.2)	(44.1)	(76.2)
Interest income	0.1	—	0.4	—
Gain (loss) on derivatives, net	(115.9)	(8.2)	57.1	(285.6)
Loss on extinguishment of debt	—	(37.5)	(26.1)	(37.5)
Other income, net	—	0.1	0.1	0.7
Income (loss) before income tax expense	(110.2)	54.6	590.4	595.3
Income tax expense	—	—	—	—
Net income (loss)	$(110.2)	$54.6	$590.4	$595.3

Net income (loss) subsequent to initial public offering (January 23, 2013 - December 31, 2013)(1)	$(110.2)		$512.6
Net income (loss) per common unit - basic(1)	$(0.75)		$3.47
Net income (loss) per common unit - diluted(1)	$(0.75)		$3.47

Adjusted EBITDA*	$117.5	$196.2	$712.0	$1,176.2
Available cash for distribution(1)	$67.4		$546.0

Weighted average, number of common units outstanding (in thousands):
Basic	147,600		147,600
Diluted	147,600		147,600

(1) Reflective of net income (loss) per common unit since closing the Partnership’s initial public offering (“Offering”) on January 23, 2013. The Partnership has omitted net income per unit for 2012 because the Partnership operated under a different capital structure prior to the closing of the Offering and, as a result, the per unit data would not be meaningful to investors. Based upon net income for the year ended December 31, 2013, net income per common unit would have been $4.00 per common unit.

*    See “Use of Non-GAAP Financial Measures” below.

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$279.8	$153.1
Working capital	656.9	382.7
Total assets	2,533.3	2,258.5
Total debt, including current portion	582.7	773.2
Total partners’ capital	1,522.1	980.8

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$117.6	$118.1	$601.0	$917.3
Investing activities	(63.7)	(37.4)	(204.4)	(119.8)
Financing activities	(24.6)	(7.1)	(269.9)	(647.1)
Net cash flow	$29.3	$73.6	$126.7	$150.4
Other Financial Data:
Capital expenditures for property, plant and equipment	$63.7	$37.4	$204.5	$120.2

Operating Data

The following tables set forth information about our consolidated operations and our Coffeyville and Wynnewood refineries. Reconciliations of certain non-GAAP financial measures are provided under “Use of Non-GAAP Financial Measures” below.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$8.14	$24.98	$16.90	$26.04
FIFO impact (favorable) unfavorable	3.34	0.95	(0.31)	0.94
Refining margin adjusted for FIFO impact*	11.48	25.93	16.59	26.98
Gross profit*	1.88	10.23	9.94	17.42
Direct operating expenses and major scheduled turnaround expenses	4.70	12.75	5.28	6.88
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$4.27	$11.29	$5.00	$6.38
Barrels sold (barrels per day)	222,140	166,917	198,142	182,701

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
Refining Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	155,326	71.6%	112,113	68.9%	149,147	75.4%	130,414	72.4%
Medium	22,834	10.5%	20,508	12.6%	19,151	9.7%	21,334	11.8%
Heavy sour	23,614	10.9%	15,194	9.3%	19,270	9.8%	17,608	9.8%
Total crude oil throughput	201,774	93.0%	147,815	90.8%	187,568	94.9%	169,356	94.0%
All other feedstocks and blendstocks	15,102	7.0%	14,788	9.2%	10,121	5.1%	10,791	6.0%
Total throughput	216,876	100.0%	162,603	100.0%	197,689	100.0%	180,147	100.0%
Production:
Gasoline	109,902	50.2%	82,855	50.6%	94,561	47.7%	89,787	49.9%
Distillate	90,572	41.3%	64,577	39.5%	82,089	41.4%	72,804	40.6%
Other (excluding internally produced fuel)	18,689	8.5%	16,284	9.9%	21,617	10.9%	17,262	9.5%
Total refining production (excluding internally produced fuel)	219,163	100.0%	163,716	100.0%	198,267	100.0%	179,853	100.0%
Product price (dollars per gallon):
Gasoline	$2.40		$2.62		$2.72		$2.86
Distillate	2.96		3.13		3.02		3.08

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$97.61	$88.23	$98.05	$94.15
Crude Oil Differentials:
WTI less WTS (light/medium sour)	4.14	9.29	2.64	5.40
WTI less WCS (heavy sour)	31.66	27.07	24.58	22.53
NYMEX Crack Spreads:
Gasoline	14.14	26.63	21.44	28.55
Heating Oil	28.02	40.00	27.60	32.94
NYMEX 2-1-1 Crack Spread	21.08	33.32	24.52	30.75
PADD II Group 3 Basis:
Gasoline	(10.95)	(4.82)	(4.54)	(3.11)
Ultra Low Sulfur Diesel	(2.65)	2.57	0.58	2.17
PADD II Group 3 Product Crack:
Gasoline	3.19	21.82	16.90	25.45
Ultra Low Sulfur Diesel	25.36	42.57	28.18	35.11
PADD II Group 3 2-1-1	14.28	32.19	22.54	30.28

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except operating statistics)
Coffeyville Refinery Financial Results:
Net sales	$1,536.8	$1,548.6	$5,370.8	$5,692.4
Cost of product sold	1,442.2	1,238.3	4,648.6	4,566.0
Refining margin*	94.6	310.3	722.2	1,126.4
Direct operating expenses	48.7	54.4	219.4	189.1
Major scheduled turnaround expenses	—	—	—	21.2
Depreciation and amortization	17.9	17.5	70.8	69.6
Gross profit*	$28.0	$238.4	$432.0	$846.5

Refining margin adjusted for FIFO impact*	$142.8	$321.9	$710.0	$1,164.5

Coffeyville Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$8.41	$27.07	$17.90	$26.81
FIFO impact (favorable) unfavorable	4.28	1.01	(0.30)	0.91
Refining margin adjusted for FIFO impact*	12.69	28.08	17.60	27.72
Gross profit*	2.49	20.80	10.71	20.15
Direct operating expenses and major scheduled turnaround expenses	4.33	4.75	5.44	5.01
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$3.78	$4.20	$5.00	$4.66
Barrels sold (barrels per day)	139,891	140,943	120,166	123,418

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
Coffeyville Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	98,180	73.8%	93,692	67.5%	90,818	77.1%	91,580	74.3%
Medium	453	0.3%	15,684	11.3%	453	0.4%	5,601	4.6%
Heavy sour	23,614	17.8%	15,194	10.9%	19,270	16.3%	17,608	14.3%
Total crude oil throughput	122,247	91.9%	124,570	89.7%	110,541	93.8%	114,789	93.2%
All other feedstocks and blendstock	10,773	8.1%	14,259	10.3%	7,253	6.2%	8,412	6.8%
Total throughput	133,020	100.0%	138,829	100.0%	117,794	100.0%	123,201	100.0%
Production:
Gasoline	67,406	49.3%	71,259	50.5%	56,262	46.8%	61,998	49.6%
Distillate	57,280	41.9%	57,382	40.7%	50,353	41.9%	52,429	41.9%
Other (excluding internally produced fuel)	11,943	8.8%	12,457	8.8%	13,499	11.3%	10,629	8.5%
Total refining production (excluding internally produced fuel)	136,629	100.0%	141,098	100.0%	120,114	100.0%	125,056	100.0%

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except operating statistics)
Wynnewood Refinery Financial Results:
Net sales	$823.0	$266.5	$3,308.4	$2,587.6
Cost of product sold	767.3	236.4	2,877.5	2,101.4
Refining margin*	55.7	30.1	430.9	486.2
Direct operating expenses	38.5	30.1	142.4	113.7
Major scheduled turnaround expenses	—	89.1	—	102.5
Depreciation and amortization	9.9	8.8	38.6	34.5
Gross profit (loss)*	$7.3	$(97.9)	$249.9	$235.5

Refining margin adjusted for FIFO impact*	$69.6	$31.5	$421.7	$506.5

Wynnewood Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$7.62	$14.04	$15.33	$24.34
FIFO impact (favorable) unfavorable	1.89	0.63	(0.33)	1.01
Refining margin adjusted for FIFO impact*	9.51	14.67	15.00	25.35
Gross profit (loss)*	1.00	(45.81)	8.89	11.79
Direct operating expenses and major scheduled turnaround expenses	5.27	55.76	5.06	10.83
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$5.09	$49.90	$5.00	$9.96
Barrels sold (barrels per day)	82,249	25,974	77,976	59,282

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
Wynnewood Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	57,146	68.1%	18,421	77.5%	58,329	73.0%	38,834	68.2%
Medium	22,381	26.7%	4,824	20.3%	18,698	23.4%	15,733	27.6%
Heavy sour	—	—%	—	—%	—	—%	—	—%
Total crude oil throughput	79,527	94.8%	23,245	97.8%	77,027	96.4%	54,567	95.8%
All other feedstocks and blendstocks	4,329	5.2%	529	2.2%	2,868	3.6%	2,379	4.2%
Total throughput	83,856	100.0%	23,774	100.0%	79,895	100.0%	56,946	100.0%
Production:
Gasoline	42,496	51.5%	11,596	51.3%	38,299	49.0%	27,789	50.6%
Distillate	33,292	40.3%	7,195	31.8%	31,736	40.6%	20,375	37.2%
Other (excluding internally produced fuel)	6,746	8.2%	3,827	16.9%	8,118	10.4%	6,633	12.2%
Total refining production (excluding internally produced fuel)	82,534	100.0%	22,618	100.0%	78,153	100.0%	54,797	100.0%

________________________________

Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

Use of Non-GAAP Financial Measures

To supplement our actual results in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refineries' performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

Refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease.

Gross profit is calculated as the difference between net sales, cost of product sold (exclusive of depreciation and amortization), direct operating expenses (exclusive of depreciation and amortization), major scheduled turnaround expenses and depreciation and amortization. Gross profit per crude throughput barrel is calculated as gross profit as derived above divided by our refineries’ crude oil throughput volumes for the respective periods presented. Gross profit is a non-GAAP measure that should not be substituted for operating income. Management believes it is important to investors in evaluating our refineries’ performance and our ongoing operating results. Our calculation of gross profit may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

EBITDA and Adjusted EBITDA. EBITDA represents net income (loss) before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable; share-based compensation, non-cash; major scheduled turnaround expenses; loss on extinguishment of debt; loss on disposition of fixed assets; (gain) loss on derivatives, net; current period settlements on derivative contracts; and expenses associated with the acquisition of Gary-Williams. We present Adjusted EBITDA because it is the starting point for our calculation of available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand our ability to make distributions to our common unitholders, evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance. EBTIDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently. Below is a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
Net income (loss)	$(110.2)	$54.6	$590.4	$595.3
Add:
Interest expense and other financing costs, net of interest income	9.2	20.2	43.7	76.2
Income tax expense	—	—	—	—
Depreciation and amortization	29.1	27.3	114.3	107.6
EBITDA	(71.9)	102.1	748.4	779.1
Add:
FIFO impacts (favorable) unfavorable	62.0	12.9	(21.3)	58.4
Share-based compensation, non-cash	1.2	2.8	9.5	18.5
Loss on extinguishment of debt	—	37.5	26.1	37.5
Major scheduled turnaround expenses	—	89.1	—	123.7
(Gain) loss on derivatives, net	115.9	8.2	(57.1)	285.6
Current period settlements on derivative contracts (a)	10.3	(57.1)	6.4	(137.6)
Expenses associated with the acquisition of Gary-Williams	—	0.7	—	11.0
Adjusted EBITDA	$117.5	$196.2	$712.0	$1,176.2
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(a)
Represents the portion of gain (loss) on derivatives, net related to contracts that matured during the respective periods and settled with counterparties. There are no premiums paid or received at inception of the derivative contracts and upon settlement, there is no cost recovery associated with these contracts.

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.45 per common unit for the fourth quarter of 2013. The distribution was based on the Partnership’s available cash, which equaled Adjusted EBITDA reduced for cash needed for (i) debt service; (ii) reserves for environmental and maintenance capital expenditures; (iii) reserves for future major scheduled turnaround expenses and, to the extent applicable, (iv) reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distributions may be increased by previously established cash reserves, if any, and other excess cash, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended December 31, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$117.5
Adjustments:
Less:
Cash needs for debt service	(10.0)
Reserves for environmental and maintenance capital expenditures	(31.3)
Reserves for future turnarounds	(8.8)
Available cash for distribution	$67.4

Available cash for distribution, per unit	$0.45
Common units outstanding (in thousands)	147,600

Derivatives Summary. The Partnership enters into commodity swap contracts through crack spread swap agreements with financial counterparties to fix the spread risk between the crude oil the Partnership purchases and the refined products the refineries produce for sale. Through these swaps, the Partnership will sell a fixed differential for the value between the selected refined product benchmark and the benchmark crude oil price, thereby locking in a margin for a portion of the refineries’ production. The physical volumes are not exchanged and these contracts are net settled with cash. From time to time, the Partnership holds various NYMEX positions through a third-party clearing house.

The table below summarizes our open commodity swap positions as of December 31, 2013. The positions are primarily in the form of crack spread swap agreements with financial counterparties, wherein the Partnership has locked in differentials at the fixed prices noted below. As of December 31, 2013 the open commodity swap positions below were comprised of approximately 73.5% for distillate crack swaps and 26.5% for gasoline crack swaps.

Commodity Swaps	Barrels	Fixed Price(1)
First Quarter 2014	5,175,000	$29.89
Second Quarter 2014	6,000,000	28.19
Third Quarter 2014	6,000,000	26.78
Fourth Quarter 2014	5,100,000	27.25

First Quarter 2015	525,000	32.09
Second Quarter 2015	150,000	29.83
Third Quarter 2015	150,000	29.83
Fourth Quarter 2015	150,000	29.83

Total	23,250,000	$28.12
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(1)	Weighted-average price of all positions for period indicated.

Q1 2014 Outlook. The table below summarizes our outlook for certain refining statistics for the first quarter of 2014. See "forward looking statements".

	Q1 2014
	Low	High
Refinery Statistics:
Total crude oil throughput (bpd)	185,000	200,000
Total refining production (bpd)	195,000	220,000